Form 3600-9
(February 2012)

RECEIVED
JUN 07 2013
Bureau of Land Management
Spokane District

UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT

FORM APPROVED
OMB NO. 1004-0103
Expires: September 30, 2014

Office
BLM Spokane District - Border Field Area

Contract Serial Number
OR-130-MP 001

CONTRACT FOR THE SALE OF MINERAL MATERIALS

THE UNITED STATES OF AMERICA acting through the Bureau of Land Management (BLM), and CGrowth Capital, Inc. you, the purchaser, make this AGREEMENT, under the authority of the Act of July 31, 1947 (61 Stat. 681), as amended at 30 U.S.C. 601 through 604, and the regulations at 43 CFR Group 3600.

We agree:

Sec 1. *Contract area* – Under the terms and conditions of this contract, the United States sells to you and you buy the mineral materials listed in Section 2 and contained in the following lands as shown on the map and mining plan attached to this contract:

COUNTY	STATE	TOWNSHIP	RANGE	SECTION	ALIQUOT PARTS	MERIDIAN	ACREAGE
Stevens	WA	T. 32 N.	R. 41 E.	7	NWSW and SWNW	Willamette	15.00

Pit Name (if any):

☒ **BLM will check this box if this contract is in a Community Pit. Community Pit Serial Number: WAOR 46693**

Sec. 2. *Amount and price of materials* – The United States determines the total purchase price by multiplying the total quantity of mineral material designated by the unit price given below, or as changed through reappraisal.

KIND OF MATERIAL *You may list only one material commodity per contract*	QUANTITY *(Unit of Measure must be specified in next column)*	UNIT OF MEASURE ☒ Cubic Yards OR ☐ Tons *(Choose only 1)*	PRICE PER UNIT	TOTAL PRICE
Sand and Gravel, S&G	49,900.00	Cubic Yards	$1.00	$49,900.00
Reclamation Fee, if in a Community Pit:	49,900.00	Cubic Yards	$0.05	$2,495.00
TOTAL PURCHASE PRICE				$52,395.00
PERFORMANCE BOND				$1,000.00

BLM's determination of the amount of materials that you have taken under the contract is binding on you. You may appeal this determination as provided in Section 19.

You are liable for the total purchase price, even if the quantity of materials you ultimately extract is less than the amount shown above. You may not mine more than the quantity of materials shown in the contract.

☐ **If you pay in full in advance, BLM will check this box, and Subsections 3(a) through 3(e) do not apply to your contract.**
You must pay in full for all sales of $2,000 or less.

Sec. 3. *Payments, title, and reappraisals* – You may not extract the materials until you have paid in advance for them in full $__________, or paid the first installment of $ 2,619.75.

(a) If you pay in installments, you must pay the first installment before BLM approves the contract.

(b) Once you start removing material, you must pay each subsequent installment payment monthly in an amount equal to the value of materials removed in the previous month. Payment must be made by the 15th day following the end of the month for which you are reporting. **You must pay the total purchase price not later than 60 days before the contract expires.**

(Continued on page 2)

(c) The United States will retain the first installment as security for your full and faithful performance and will apply it to the last installment required to make the total payment equal to the total price given in Section 2.

If you are late making an installment payment, you must not remove any more material until you have paid. Removing material you have not paid for is trespass, and for trespass you must pay at triple the appraised unit price, or at triple the reappraised unit price if BLM has made a reappraisal. To resume removal operations after you were late making payments, you must obtain BLM's written approval.

(d) You must annually produce an amount sufficient to pay to the United States a sum of money equal to the first installment identified in this section. In lieu of such production, you may make an annual payment in the amount of the first installment. If in any contract year you make production payments that are less than the first installment, you must pay the difference between the production payments and the amount of the first installment. These annual payments are due on or before each anniversary date of the contract.

(e) You receive title to the mineral materials only after you have paid for them and extracted them.

Sec. 4. ***Bonds*** **- (a) You must furnish BLM with a performance bond in the amount of $ ________ $1,000.00 ____ as a condition of issuing this contract.**

(b) If you do not perform all terms of the contract, BLM will deduct an amount equal to the damages from the face amount of the bond. If the damages exceed the amount of the bond, you are liable for the excess. BLM will cancel the bond or return the cash or U.S. bonds you supplied when you have completed performance under this contract.

(c) BLM will require a new bond when it finds any bond you furnish under this contract to be unsatisfactory.

Sec. 5. *Risk of loss* - You assume complete risk of loss for all materials to which you have title. If material covered by this contract is damaged or destroyed before title passes, you are liable for all loss suffered if you or your agents are directly or indirectly responsible for the damages. If you are not responsible for the damage or destruction, you are liable only to the extent that the loss was caused by your failure to remove the material under the terms of this contract. You are still liable for breach of contract or any wrongful or negligent act.

Sec. 6. *Liability for damage to materials not sold to you* - You are liable for loss or damage to materials not sold to you if you or your agents are directly or indirectly responsible for the damage or loss. You are also liable if you fail to perform under the contract according to BLM's instructions and the United States incurs costs resulting from your breach of any contract term or your failure to use proper conservation practices. If the damage resulted from willful or gross negligence, you are liable for triple the appraised value of the damaged or destroyed materials. If the damage or destruction did not result from willful or gross negligence, you are liable for lesser charges, but not less than the appraised value of the materials.

Sec. 7. *Stipulations and reserved terms* - Your rights are subject to the regulations at 43 CFR Group 3600 now or hereafter in force and to any stipulations and the mining plan attached to this contract.

☑ **BLM will check this box if there are stipulations attached to this contract.**

Sec. 8. *Notice of operations* - You must notify BLM immediately when you begin and end operations under this contract. If BLM has specified a time frame for notification, you must comply with that time frame.

Sec. 9. *Assignments* - You may not assign this contract without BLM's written approval.

Sec. 10. *Modification of the Approved Mining or Reclamation Plan* - You or BLM may initiate modification of these plans to adjust for changed conditions, or to correct any oversight. The conditions for BLM requiring you to modify these plans, or approving your request for modification are found in the regulations at 43 CFR 3601.44.

Sec. 11. ***Expiration of contract*** **- This contract will expire ____1____ years, ____0____ months, ____0____ days from its approval date, unless BLM extends the term or renews the contract.**

Sec. 12. *Extensions of time* - BLM may grant you an extension of time in which to comply with contract provisions under the regulations at 43 CFR 3602.27. For contracts with terms over 90 days, you must apply in writing no less than 30 or more than 90 days before your contract expires. For contracts with terms of 90 days or less you must apply no later than 15 days before your contract expires.

☐ **BLM will check this box if this contract is a renewable competitive contract.**

Sec. 13. *Renewal of renewable competitive contract* - BLM will renew your renewable competitive contract if you apply in writing no less than 90 days before your contract expires and you meet the conditions in the regulations at 43 CFR 3602.47.

Sec. 14. ***Time for removing personal property*** **- You have ____30____ days (not to exceed 90) from the date this contract expires to remove your equipment, improvements, and other personal property from United States lands or rights-of-way.** You may leave in place improvements such as roads, culverts, and bridges if BLM consents. Any property remaining after this period ends, including extracted materials, becomes the property of the United States. You will remain liable for any costs of removing and disposing of the property and restoring the site.

Sec. 15. *Violations and cancellations* - (a) If you violate any terms or provisions of this contract, BLM may cancel your contract following the regulations at 43 CFR 3601.60 et seq., and recover all damages suffered by the United States, including applying any advance payments you made under this contract toward the payment of the damages.

(b) If you extract any mineral materials sold under this contract during a suspension period, or after the contract has expired or been canceled, you have committed, and may be charged with, willful trespass.

Sec. 16. *Responsibility for damages suffered or costs incurred by the United States* - If you, your contractors, subcontractors or employees breach this contract or commit any wrongful or negligent act, you are liable for any resulting damages suffered or costs incurred by the United States. You must pay the United States within 30 days after receiving a written demand from BLM.

Sec. 17. *Equal opportunity clause* - The actions you take in hiring must comply with the provisions of Executive Order No. 11246 of Sept. 24, 1965, as amended, which describe the non-discrimination clauses. You may get a copy of this order from BLM.

(Continued on page 3)

Sec. 18. *Effective date* - This contract becomes effective as indicated below.

☑ If this contract becomes effective on the date BLM signs the contract, BLM will check this box.

☐ If this contract becomes effective only after certain conditions are met, BLM will check this box, list the conditions below, and indicate the effective date.

Sec. 19. *Appeal* - You may appeal any decision that BLM makes in regard to this contract under Parts 4 and 1840 of Title 43 of the Code of Federal Regulations.

The following parties have executed this contract as of:

PURCHASER	THE UNITED STATES OF AMERICA
Bill Wright - CEO CGrowth Capital (Individual or Firm Name)	By Linda Clark (Print Name of BLM Official)
4550 NW Newberry Hill Road, Suite 202, Silverdale, WA 98383 (Address)	Linda Clark (Signature of BLM Official)
360 - 536 - 4220 (Phone Number - include area code)	Spokane District, Border Field Manger (Title)
C Growth Capital, Inc. 6/6/13 (Signature)	6/10/2013 (Date)
by: [signature] CEO (Signature)	

If you are a corporation, affix corporate seal here: [signature] Secretary

Title 18 U.S.C. 1001, makes it a crime for any person knowingly or willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction, subject to a fine of up to $10,000 and imprisonment up to 5 years.

NOTICES

The Privacy Act of 1974 and the regulation in 43 CFR 2.48(d) provide that you be furnished the following information in connection with information required by this application.

AUTHORITY: 30 U.S.C. 601 et seq.; 43 CFR Group 3600

PRINCIPAL PURPOSE: BLM uses this information to identify the parties entering into contracts for disposing of mineral materials.

ROUTINE USES: BLM will transfer information from the record or the record itself to appropriate Federal, State, local, or foreign agencies, when relevant to criminal, civil, or regulatory investigations or prosecutions.

EFFECT OF NOT PROVIDING INFORMATION: If you do not provide this information to BLM, we will not be able to process your application for a contract.

The Paperwork Reduction Act requires us to inform you that:
The BLM is collecting this information to process your application and effect a binding contract.
The BLM will use this information to identify and communicate with applicants.
You must respond to this request to get a benefit.
You do not have to respond to this or any other Federal agency-sponsored information collection unless it displays a valid OMB control number.

BURDEN HOURS STATEMENT: Public reporting burden for this form is estimated to average about 1 hour per response, including the time for reviewing instructions, gathering and maintaining data, and completing and reviewing the form. You may submit comments regarding the burden estimate or any other aspect of this form to: U.S. Department of the Interior, Bureau of Land Management (1004-0103), Bureau Information Collection Clearance Officer (WO-630), 1849 C Street, N.W., Room 2134LM, Washington, D.C. 20240.

STIPULATIONS - CGROWTH CAPITAL CHEWELAH COMMUNITY PIT SALE

- CGrowth Capital, Inc., their agents and contractors agree to hold BLM harmless for any accident or injuries which may occur as a result of their activities on this Federal parcel.
- CGrowth Capital, Inc. will provide copies of all required air quality permits to BLM prior to commencing operations on the Federal parcel.
- CGrowth Capital, Inc., their agents and contractors will comply with all applicable Federal and State Water Quality Standards and laws.
- CGrowth Capital, Inc., their agents and contractors will protect all survey monuments, property corners and control points against destruction, obliteration or damage from the associated mining operation. If, in the course of mining, any monuments, corners, or control points are destroyed, damaged or obliterated, CGrowth Capital, Inc. shall immediately report this to the BLM authorized officer and restore or re-establish the destroyed, damaged or obliterated item as directed by BLM and in accordance with state surveying requirements and practices.
- The operator will develop and comply with a BLM approved Spill Prevention/Response plan. No fuel transport vehicles will be parked on BLM administered property and fueling will be done only over sufficient containment which ensures no spills or leakage into the ground.
- No blasting shall occur at this rock removal project area without written authorization by BLM.
- No buildings will be constructed on BLM property. There will be no storage of materials on BLM property except the material that will be used for reclamation of the site. No equipment will be stored on BLM property except for the short term parking of equipment that is being directly used in mining.
- Weeds will be controlled by spraying in compliance with BLM Spokane District Weed Coordinator, Sean MacDougal.
- There will be no private material transported to, dumped on, or stored on BLM property.
- Truck hauling and material processing operations will comply with requirements set forth in the Plan of Operations and the Environmental Assessment. To reduce local noise impact, operations are limited to 8:00 AM to 5:00 PM weekdays only. Written permission from BLM is required for operational activities outside of this schedule.

Company Acceptance

I, the undersigned hereby confirm through my signature, that as a primary representative of CGrowth Capital, Inc., that I have read and understand all stipulations presented above. The company and I accept these stipulations and agree to fully abide by them. In addition, all stipulations which are required by BLM to be incorporated into the Plan of Operation (PoO)

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which CGrowth Capital will prepare and present to BLM for acceptance, prior to commencing operations, will also be followed.

Bill Wright – CEO
CGrowth Capital, Inc.

6/6/13
Date